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                                  EXHIBIT 99.17

November 28, 2000


Independent Committee of the Board of Directors of Diodes Incorporated

Gentlemen:

               Duff & Phelps, LLC ("Duff & Phelps") has been engaged by the Independent Committee of the Board of Directors of Diodes Incorporated ("Diodes" or the "Company") as independent financial advisor. Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Proposed Transaction (as defined below) is fair to the Company and its shareholders from a financial point of view.


Diodes is a leading manufacturer of discrete semiconductors that are used by the electronics, automotive, computing and telecommunications industries in North America and Asia. Diodes' largest shareholder is Lite-On Power Semiconductor Corporation ("LPSC"), a unit of the Lite-On Group of the Republic of China. The Lite-On Group, a Taiwanese consortium with worldwide sales exceeding $4.5 billion, is a leading manufacturer of semiconductors, computer peripherals and communication products. Pursuant to the Stock Purchase Agreement dated November 28, 2000, by and among Diodes, LPSC and FabTech, Inc. ("FabTech"), Diodes proposes to acquire all of FabTech's issued and outstanding capital stock, which is currently held by LPSC, for a purchase price of up to $55 million, consisting of the "Initial Purchase Price" and the "Earnout," each as defined below (the "Proposed Transaction").

The Initial Purchase Price is equal to the amount, if any, by which $25 million exceeds the sum of the following two components:

        1. The outstanding principal balance and accrued interest of FabTech's indebtedness to Diodes, LPSC and Citibank, on the closing date of the Proposed Transaction; and,

        2. Any liabilities of FabTech as of the closing date of the Proposed Transaction, except liabilities disclosed or reserved against on FabTech's October 31, 2000 balance sheet and other than liabilities which arise in the ordinary course of business.

The Earnout of up to $30 million will be determined over the fiscal years ending December 31, 2001 through December 31, 2004, and will be calculated in accordance with the following table, based upon FabTech's actual earnings before interest and taxes (EBIT) as a percent of the EBIT forecast prepared by FabTech management. The Earnout will be payable in cash on or before March 31 following the close of each fiscal year.



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
                                   Percent of EBIT Forecast Realized
Fiscal         EBIT          --------------------------------------------
Year         Forecast         130%         100%         70%          40%
----         --------        ------       ------       ------       -----
                                            Earnout Amount
                             --------------------------------------------
2001           $7,326        $ 4,000     $ 2,667      $ 1,333          $0
2002           11,887          6,500       4,333        2,167           0
2003           15,622          9,000       6,000        3,000           0
2004           19,110         10,500       7,000        3,500           0
                              ------       -----        -----       -----

                             $30,000     $20,000      $10,000          $0
                             =======     =======      =======       =====

The Earnout for each year will be computed in increments of 1% on EBIT levels achieved between 40% and 130% of FabTech management's EBIT forecasts. Accordingly, the Earnout will increase from $0 at 40% of the EBIT forecast, to $20.0 million at 100% of FabTech's EBIT forecast. These increments will continue up to a maximum of 130% of FabTech's EBIT forecast at which point the cumulative Earnout payments would total $30.0 million. The Earnout with respect to any fiscal year will be reduced by the Management Incentive (as defined below) for that year, and will be computed based upon FabTech's actual EBIT for that year, without any deduction (or credit) due to any shortfall (or overage) in any prior or subsequent year. A portion of the Earnout for each fiscal year shall be deemed to be imputed interest at a rate equal to the lowest applicable federal rate for the 3-month period ending on the last day of the calendar month in which the closing date occurs. For the Earnout payable with respect to 2001, 2002 or 2003, the applicable short-term federal rate shall be used. For the Earnout payable with respect to any subsequent year, the applicable mid-term federal rate shall be used.

In the event the Earnout payable with respect to any year is less than the Management Incentive, LPSC shall indemnify Diodes for the amount by which the Management Incentive exceeds the Earnout for such fiscal year.

Pursuant to the Proposed Transaction, FabTech has entered into a management incentive agreement with certain members of FabTech's management team (the "Management Incentive Agreements") pursuant to which FabTech is obligated to pay such members, as mutually agreed upon by LPSC and Diodes, a management incentive pool (the "Management Incentive") which will consist of (i) an amount equal to $975,000 to be paid on or before June 30, 2001, to be recorded on FabTech's income statement as an expense and accrued liability in the month the management incentive agreement is signed; plus (ii) $1.5 million to be paid in four equal annual installments of $375,000 payable on each of March 31, 2002, 2003, 2004 and 2005; plus (iii) an amount based on FabTech's EBIT that shall not exceed $50,000 in 2001, $175,000 in 2002, $300,000 in 2003 and $375,000 in 2004,
payable on each March 31, 2002, 2003, 2004 and 2005.

In contemplation of the Proposed Transaction, LPSC has entered into a Volume Purchase Agreement with FabTech, dated October 25, 2000, which specifies LPSC's obligation to purchase from FabTech, and FabTech's obligation to manufacture and sell to LPSC, certain minimum unit volumes of products for each of the four years ending December 31, 2001 to 2004. The purchase price for these purchases is the best price offered by FabTech to its commercial accounts purchasing comparable quantities of products. In the event FabTech offers special discounts or other short-term promotional pricing for specific products, LPSC shall have first and equal opportunity to purchase FabTech products under such promotions and at the promotional prices. Further, LPSC has agreed not to compete, directly or indirectly, with the schottky wafer business of FabTech for a four-year period.



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For purposes of our Opinion and in connection with our review of the Proposed
Transaction, we have, among other things:

1. Met with various members of FabTech's management to discuss the history, current operations and future outlook of FabTech as well as the Proposed Transaction.

2. Met with the Independent Committee of the Board of Directors of Diodes to discuss the Proposed Transaction.

3. Held discussions with various members of Diodes' management, including: C.H. Chen, Chief Executive Officer; Carl Wertz, Chief Financial Officer; Mark King, Vice President, Sales & Marketing; Larry Katz, Financial Analyst; and, Michael R. Giordano, member of the Board of Directors.

4. Toured FabTech's facilities in Lee's Summit, Missouri, in April 2000 and August 2000.

5. Reviewed FabTech's financial statements including: audited financial statements from 1996 through 1999; interim unaudited financial statements for the nine months ended September 30, 2000; and, current financial projections for 2000 through 2005, as prepared by FabTech management.

6. Reviewed FabTech's presentation to Diodes' management, dated July 10, 2000, and FabTech's management report to LPSC for July 2000.

7. Reviewed FabTech's board minutes for the last three years, as well as FabTech's articles of incorporation and bylaws.

8.  Reviewed FabTech's loan agreements with Diodes and LPSC.

9. Reviewed the Stock Purchase Agreement by and among Diodes, LPSC and FabTech, dated November 28, 2000.

10. Reviewed the Volume Purchase Agreement between LPSC and FabTech, dated October 25, 2000, as well as the Management Incentive Agreements between FabTech and certain members of its management team.

11. Reviewed applicable industry and economic information.

12. Identified comparable public companies to FabTech and reviewed their SEC filings, analyst reports and historical stock prices.

13. Performed such other review and analyses as we deemed necessary.



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Our Opinion is based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions as they can be evaluated by us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. We have not undertaken to reaffirm or revise the Opinion or otherwise comment upon any events occurring after the date hereof.

In connection with our Opinion, with your permission and without any independent verification, we have relied on the accuracy and completeness of all the financial and other information reviewed by us, furnished, or otherwise communicated to us by FabTech or obtained by us from publicly available sources. Any inaccuracies in the information on which we relied could materially affect our Opinion. Duff & Phelps has previously served as financial advisor to the Company.

In rendering our Opinion, we have assumed that the Proposed Transaction occurs on terms that are described in the Stock Purchase Agreement dated November 28, 2000. Nonetheless, it should be recognized that we are not making any recommendation as to whether Diodes' Independent Committee of the Board of Directors should vote in favor of the Proposed Transaction.

This Opinion is for the information of the Independent Committee of the Board of Directors of Diodes and is not to be used, circulated, quoted or otherwise referred to for any other purpose, except in each case with our prior written consent which shall not be unreasonably withheld.

Based upon the foregoing, it is our Opinion that consideration to be paid by the Company in the Proposed Transaction is fair to the Company and its shareholders from a financial point of view.

                                       Respectfully submitted,
                                       /s/ Duff  Phelps, LLC


                                       Duff & Phelps, LLC



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